Exhibit 10.2

ASSET PURCHASE AGREEMENT

among

MIRADRY, INC.,

MIRADRY HOLDINGS, INC.,

MIRADRY INTERNATIONAL, INC.

MIRADRY ACQUISITION COMPANY, INC.

and

1315 CAPITAL, LLC

(solely for purposes of Section 8.14)

dated as of

May 11, 2021

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i

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ii

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iii

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 11, 2021, is entered into by and among (i) miraDry, Inc., a Delaware corporation (“miraDry”), (ii) miraDry Holdings, Inc., a Delaware corporation (“MD Holdings”), (iii) miraDry International, Inc., a Delaware corporation (“MD International”, and collectively with miraDry and MD Holdings, “Sellers”), (v) miraDry Acquisition Company, Inc., a Delaware corporation (“Buyer”), (vi) Sientra, Inc., a Delaware corporation (“Owner”), and, solely for purposes of Section 8.14, 1315 Capital II, LP, a Delaware limited partnership (“Guarantor”).

Recitals

WHEREAS, Owner, directly or indirectly, owns 100% of the issued and outstanding capital stock of each of the Sellers;

WHEREAS, Sellers are engaged in the business of developing, designing, manufacturing, selling and distributing aesthetic products designed to reduce underarm sweat, odor and hair (the “Business”);

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, the Purchased Assets and the Assumed Liabilities, subject to the terms and conditions set forth herein;

WHEREAS, certain capitalized terms used in this Agreement and not otherwise defined in context shall have the meanings ascribed to such terms in Article VII.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01Purchase and Sale of Purchased Assets.  On the terms and subject to the conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to the following assets of the Business (collectively, the “Purchased Assets”):

(a)all accounts receivable held by Sellers arising with respect to the Business set forth on Schedule 1.01(a), net of customer deposits (the “Accounts Receivable”), and any security, claim, remedy or other right related to the Accounts Receivable;

(b)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories of the Business set forth on Schedule 1.01(b) (“Inventory”);

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(c)all Contracts set forth on Schedule 1.01(c) (the “Assigned Contracts”);

(d)all Intellectual Property (including the Intellectual Property Registrations set forth on Schedule 1.01(d)) that is owned by Sellers and exclusively used or held for exclusive use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Sellers with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for infringement, misappropriation, or other violation thereof (the “Intellectual Property Assets”).

(e)all manufacturing, equipment, machinery, tools, vehicles, supplies, computers, telephones and other tangible personal property used in the Business and referenced on Schedule 1.01(e) (the “Manufacturing PPE”);

(f)all Permits which are held by Sellers, required for the conduct of the Business and set forth on Schedule 1.01(f) (the “Assigned Permits”);

(g)all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise (provided that the foregoing shall not limit the ability of Sellers or Owner to pursue any Action with respect to the Excluded Assets or the Excluded Liabilities);

(h)all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees relating to the operation of the Business to the extent arising under an Assigned Contract or the Accounts Receivable and set forth on Schedule 1.01(h) (the “Prepaid Expenses”);

(i)all of Sellers’ rights under warranties, indemnities and all similar rights against third parties solely to the extent related to any Purchased Assets or the Assumed Liabilities (but excluding any such rights to the extent related to any Excluded Assets or the Excluded Liabilities);

(j)originals, or where not available, copies, of the books and records related to the operation of the Business other than the Excluded Books and Records (the “Books and Records”); provided, however, the Books and Records shall not include any of Sellers’ or any of Sellers’ Affiliates’ rights or privileges relating to any privileged communications among a Seller, any of a Seller’s Affiliates or their respective legal counsel or any attorney, including any attorney work-product created thereby (“Privileged Materials”); and

(k)all goodwill and the going concern value of the Business.

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Section 1.02Excluded Assets.  All assets of Sellers (other than the Purchased Assets) shall constitute “Excluded Assets.”  For clarity, the Excluded Assets shall include:

(a)all cash and cash equivalents;

(b)all Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(c)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, any Privileged Materials, the email accounts of any employee that is not a Transferred Employee, and any other non-“@miradry.com” email account (the “Excluded Books and Records”);

(d)the Leases and the Leased Real Property;

(e)all tangible personal property not included in the Manufacturing PPE;

(f)all Benefit Plans and assets attributable thereto; and

(g)the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

Section 1.03Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid and that are included in the calculation of Net Asset Value, including the accounts payable set forth on Schedule 1.03(a) (the “Accounts Payable”);

(b)all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder (i) are required to be performed after the Closing and (ii) do not arise out of the failure to perform, improper performance, warranty or other breach, default or violation by Sellers prior to the Closing; provided that the Contingent Payment owed under the Foundry Agreement for the fiscal periods ended March 31, 2021 and ending June 30, 2021 shall be allocated between miraDry, on the one hand, and Buyer, on the other hand, based on the relative amount of sales dollars collected by Sellers compared to the Accounts Receivable assigned to Buyer for sales generated during the period commencing January 1, 2021 and ending June 30, 2021. By way of example, if miraDry generated $1,000,000 in sales during the period from January 1, 2021 through June, 30, 2021 and miraDry collected $250,000 of such sales prior to the Closing (with Buyer acquiring the remaining $750,000 in the form of Accounts Receivable), then miraDry would be responsible for 25% of the Contingent Payment owed for the fiscal periods ended March 31, 2021 and ending June 30, 2021, and Buyer would be responsible for 75% of the Contingent Payment owed for the fiscal periods ended March 31, 2021 and ending June 30, 2021..

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(c)any Taxes relating to the Purchased Assets or Assumed Liabilities that are attributable to a Post-Closing Tax Period (including any Taxes to be paid by Buyer pursuant to Sections 5.07 and 5.08);

(d)all Liabilities in respect of customer deposits and warranty and servicing obligations, including without limitation claims arising with respect to Business products sold prior to the Closing (the “Customer Servicing Related Liabilities”);

(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold, in each case, to the extent relating to a procedure which was performed following the Closing; and

(f)any Liabilities arising as a result of the post-Closing operation of the Business (without prejudice to the Buyer Indemnitees’ rights under Article VI).

Section 1.04Excluded Liabilities.  Notwithstanding the provisions of Section 1.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Sellers shall, and shall cause each of their respective Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, all Seller Expenses;

(b)any Liability for (i) any Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities with respect to any Pre-Closing Tax Period; (ii) any Taxes that arise out of the consummation of the transactions contemplated hereby, or (iii) any Transfer Taxes that are the responsibility of Sellers pursuant to Section 5.07, and (iv) any other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)any Liabilities to the extent arising out of the Excluded Assets and not included in the Assumed Liabilities;

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(d)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation of the Business on or prior to the Closing Date, other than the Customer Servicing Related Liabilities;

(e)any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold, in each case, to the extent relating to a procedure which was performed prior to the Closing;

(f)any Liabilities of Sellers arising under or in connection with any Benefit Plan;

(g)any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, transaction bonuses, change of control bonuses, termination or other payments;

(h)any Environmental Claims or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing; and

(i)any Liabilities associated with Funded Obligations.

Section 1.05Purchase Price; Calculation of Estimated Purchase Price.

(a)The aggregate purchase price for the Purchased Assets shall be the sum of (i) Ten Million Dollars ($10,000,000), plus (ii) solely in the event the Net Asset Value is greater than $13,000,000, the amount, by which the Net Asset Value is greater than $12,750,000 (the “NAV Target”), minus (iii) solely in the event the Net Asset Value is less than $12,500,000, the amount, by which the Net Asset Value is less than the NAV Target, subject to adjustment pursuant to Section 1.06 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities.  For the avoidance of doubt, in the event the Net Asset Value is greater than or equal to $11,750,000 but less than or equal to $12,250,000, then there shall be no adjustment pursuant to clauses (ii) and (iii) above.  The Purchase Price shall be paid as provided in Section 2.02.

(b)For purposes of the Closing, Buyer and Owner shall jointly estimate the Purchase Price (“Estimated Purchase Price”) and acknowledge the Estimated Purchase Price in a writing (the “Estimated Statement”) that specifies the estimated Net Asset Value (the “Estimated Net Asset Value”) as of the Effective Time and attaches Sellers’ estimated balance sheet as of the Effective Time.  At least five (5) days prior to the Closing

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Date, Sellers shall have permitted Buyer and Buyer’s accounting firm to have reasonable access upon reasonable notice (and at reasonable times during normal business hours) to Sellers’ books and records to verify the estimated Purchase Price and Estimated Net Asset Value.  The final Purchase Price shall be determined, and any necessary adjustment payments shall be made, following the Closing in accordance with the provisions of Section 1.06 below.

Section 1.06Post-Closing Purchase Price Adjustment.

(a)Within ninety (90) days following the Closing Date, Buyer shall cause to be prepared and delivered to Owner a calculation of the Purchase Price, including a calculation of the actual Net Asset Value (including such schedules and data as may be appropriate to support such calculations) as of the Effective Time (the “Buyer’s Report”).  Owner and its accountants and other advisors shall be entitled to reasonable access (upon reasonable notice and at reasonable times during normal business hours) to review the Buyer’s Report, and any working papers, trial balances and similar materials in Buyer’s possession relating to the Buyer’s Report prepared by or on behalf of Buyer and/or its accountants.

(b)Within thirty (30) days after delivery to Owner of the Buyer’s Report, Owner may deliver to Buyer a written report (the “Owner’s Report”) advising Buyer either that Owner (i) agrees with the calculation of the Purchase Price reflected in Buyer’s Report or (ii) deems that one or more adjustments to such calculation of the Purchase Price are required.  If Owner does not submit the Owner’s Report within the thirty (30)-day period provided herein, then the calculation of the Purchase Price set forth in the Buyer’s Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud or willful misrepresentation.

(c)In the event that Owner submits an Owner’s Report deeming that one or more adjustments are required, Buyer and their accountants and other advisors shall be entitled to reasonable access (upon reasonable notice and at reasonable times during normal business hours) to review the Owner’s Report and any working papers, trial balances and similar materials in Owner’s or Sellers’ possession relating to the Owner’s Report prepared by or on behalf of Owner and/or its accountants.  Within thirty (30) days after delivery to Buyer of the Owner’s Report, Buyer may deliver to Owner a written report advising Owner that Buyer (i) agree with the calculation of the Purchase Price reflected in Owner’s Report, or (ii) deem that one or more adjustments are required.  If Buyer shall not object to the Owner’s Report in a writing delivered to Owner within thirty (30) days after Buyer’s receipt of the Owner’s Report, the calculation of the Purchase Price set forth in the Owner’s Report shall become final and shall not be subject to further review, challenge or adjustment absent fraud or willful misrepresentation.  In the event that Buyer deems that one or more adjustments are required to Owner’s calculation of the Purchase Price and delivers written notice as set forth in this Section 1.06(c), Buyer and Owner shall confer in good faith to attempt to resolve any disagreements between the Buyer’s Report and the Owner’s Report.  If Buyer and Owner are unable to resolve such disagreements within thirty (30) days after the date of Buyer’s written notice of objection to the Owner’s Report,

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then either Buyer or Owners shall be entitled to submit such disagreements to (i) the Los Angeles office of BDO USA, LLP, or (ii) if that accounting firm is unable or unwilling to serve, another recognized firm of independent certified public accountants selected by mutual agreement of Owner and Buyer (the “Settlement Accountants”), and the determinations of the Settlement Accountants with respect to the Purchase Price shall be final and shall not be subject to further review, challenge or adjustment absent fraud or willful misrepresentation.  The Settlement Accountants shall use their commercially reasonable efforts to reach a determination not more than forty-five (45) days after such referral.  In acting under this Agreement, the Settlement Accountants shall rely (and make their determination based) solely on the written submissions of Buyer and Owner and shall not undertake an independent investigation; provided that the Settlement Accountants may make reasonable requests for additional information from Buyer and Owner.  Each party will be afforded an opportunity to present to the Settlement Accountants one written presentation to the Settlement Accountants (a copy of which shall be provided to the other party) and one written response to the other party’s presentation.  The Settlement Accountants shall act as an expert, and not an arbitrator, in reviewing the submissions of the parties concerning the Purchase Price.  The Settlement Accountants will resolve any disagreement with respect to the calculation of the Purchase Price by determining whether Owner’s calculation thereof or Buyer’s calculation thereof is more correct and, based on such determination, adopting either (A) Owner’s final calculation of the Purchase Price, (B) Buyer’s final calculation of the Purchase Price or (C) a value in between Owner’s and Buyer’s respective final calculations of the Purchase Price.  The Settlement Accountants shall render a written, reasoned decision with respect to the Purchase Price, which shall include a statement in reasonable detail of the basis for its decision.

(d)Each of Owner and Buyer shall pay its own costs and expenses incurred in connection with this Section 1.06.  The costs and expenses of the services of the Settlement Accountants shall be paid by Owner, on the one hand, and Buyer, on the other hand, based on the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party and such allocation of fees and expenses shall be calculated by the Settlement Accountants and shall be final and binding on the parties.  By way of illustration, if the amount in dispute is $100,000 and the Settlement Accountant’s final determination results in an aggregate net payment of $75,000 in favor of Sellers, then Buyer and Owner shall pay seventy-five percent (75%) and twenty-five percent (25%), respectively, of such fees and expenses.

(e)If the final Purchase Price as finally determined under this Section 1.06 is less than the Estimated Purchase Price, (such difference, the “Negative Amount”), then, within five (5) business days of the date the Purchase Price is final and binding upon the parties in accordance with the terms hereof, Owner shall pay (or cause to be paid) to Buyer an amount in cash equal to the Negative Amount.

(f)If the final Purchase Price as determined under this Section 1.06 is greater than the Estimated Purchase Price (such difference, the “Positive Amount”), then within five (5) business days of the date the Purchase Price is final and binding upon the parties in accordance with the terms hereof, Buyer shall pay (or cause to be paid) to Sellers an

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amount in cash equal to the Positive Amount, by wire transfer of immediately available funds to the account(s) designated by Owner.

(g)Any payments made pursuant to Section 1.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.07Allocation of Purchase Price.  Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated first among the Sellers and then among the Purchased Assets for U.S. federal income tax purposes in accordance with Section 1060 of the Code and Treasury Regulations thereunder and the methodology set forth in the allocation schedule attached hereto as Annex A (the “Allocation Schedule”).  Within ninety (90) days after the final determination of the Purchase Price, Buyer shall provide Sellers with an allocation (the “Purchase Price Allocation”) of the Purchase Price and Assumed Liabilities (plus other relevant items) among the Purchased Assets which shall be prepared consistent with the methodology set forth on the Allocation Schedule.  Buyer shall permit Sellers to review and comment on the Purchase Price Allocation and shall consider in good faith such revisions as are reasonably requested by Sellers.  Buyer and Sellers agree for all Tax reporting purposes to report the transactions contemplated by this Agreement in accordance with the Purchase Price Allocation and to not take any position (or allow any other Person to take any position) during the course of any audit or other Action inconsistent with the Purchase Price Allocation, unless otherwise required by applicable Law.

Section 1.08Withholding Tax.  Notwithstanding anything in this Agreement to the contrary, Buyer, Buyer’s Affiliates and any other applicable payor, shall be entitled to deduct and withhold from any amount payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, Treasury Regulations or other applicable Law; provided, however, that in the event that the Buyer determines that such withholding is required, the Buyer shall notify Sellers of such determination at least five (5) days prior to such withholding, and shall reasonably cooperate with Sellers to reduce and/or eliminate any such withholding Taxes to the extent permitted by applicable Law.  If Buyer, Buyer’s Affiliates or any other applicable payor, as the case may be, so withholds amounts from funds disbursed pursuant to this Agreement and properly remits to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which Buyer, Buyer’s Affiliates or any other applicable payor, as the case may be, made such deduction and withholding.

Section 1.09Third Party Consents.  To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at Buyer’s expense and direction, shall use their respective commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the extent permitted by

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Law applicable to the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder (and subject Buyer to the burden thereunder) and shall cooperate, to the extent permitted by Law applicable to the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer and cause Buyer to assume the burden thereunder.

ARTICLE II
Closing; Termination

Section 2.01Closing.  The closing of the transactions contemplated hereby (“Closing”) shall be held telephonically and electronically at 10:00 a.m., EST, on the third (3rd) Business Day following full satisfaction or due waiver of all of the closing conditions set forth in Sections 2.03 and 2.04 below (other than those conditions to be satisfied at Closing) or at such other time or on such other date as shall be mutually agreed upon by Sellers and Buyer prior thereto (the “Closing Date”). The Closing shall be deemed completed as of 12:01 a.m., local time, on the morning of the Closing Date (the “Effective Time”).

Section 2.02Closing Deliverables.

(a)At the Closing, Sellers and Owner shall deliver to Buyer the following:

(i)a bill of sale in form and substance reasonably satisfactory to Buyer (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)one or more assignments in form and substance reasonably satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv)the Transition Services Agreement in the form of Exhibit A attached hereto (the “Transition Services Agreement”) and duly executed by Sellers and Owner;

(v)the Sublease Agreement in the form of Exhibit B attached hereto (the “Sublease Agreement”), duly executed by miraDry and landlord;

(vi)the Estimated Statement, pursuant to Section 1.05(b);

(vii)a release in form and substance reasonably satisfactory to Buyer with respect to the Funded Obligations set forth on Schedule 2.02(a)(vii);

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(viii)an IRS Form W-9 from each Seller;

(ix)evidence of receipt of the third-party consents, if any, set forth on Schedule 2.02(a)(ix) in form and substance reasonably satisfactory to Buyer;

(x)evidence, in form and substance reasonably satisfactory to Buyer, that the Sellers have responded to all outstanding queries as of the Closing from the Notified Body with respect to the Sellers’ Medical Device Directive certification; and

(xi)evidence, in form and substance reasonably satisfactory to Buyer, that Sellers have renewed the mark “Conformite Europeenne No. CE 0050 – 252.907” on or prior to May 26, 2021 with no field safety corrective actions required by relevant Governmental Authorities or the National Standards Authority of Ireland.

(b)At the Closing, Buyer shall pay the Estimated Purchase Price to Sellers by wire transfer of immediately available funds to the account(s) designated by Owner by written notice to Buyer prior to the Closing.

(c)At the Closing, Buyer shall deliver to Sellers the following:

(i)the Assignment and Assumption Agreement duly executed by Buyer;

(ii)the Transition Services Agreement duly executed by Buyer; and

(iii)the Sublease Agreement duly executed by Buyer.

Section 2.03Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or Buyer’s waiver) of the following conditions as of the Closing Date:

(a)The Fundamental Representations contained in Article III shall be true and correct in all respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided those representations and warranties that address matters as of any other particular date shall be shall have been true and correct as of such particular date and (ii) all of the other representations and warranties set forth in Article III shall be true and correct in all material respects (and in all respects if such representations and warranties are qualified by the word “material” or “Material Adverse Effect”) at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties; provided those representations and warranties that address matters as of the date of this Agreement or any other particular date shall be shall have been true and correct as of such particular date;

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(b)Sellers and Owner shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded;

(d)Owner shall have delivered to Buyer a certificate, dated the Closing Date, stating that the preconditions specified in Sections 2.03(a) and 2.03(b), as they relate to Sellers and Owner, have been satisfied;

(e)Sellers and Owner, as applicable, shall have deliver or cause to be delivered to Buyer the deliverables set forth in Section 2.02(a) above.

Section 2.04Conditions to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Owner on behalf of Sellers) of the following conditions as of the Closing Date:

(a)(i) the Fundamental Representations contained in Article IV shall be true and correct in all respects at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement throughout such representations and warranties, except for those representations and warranties that address matters as of any other particular date (in which case such representations and warranties shall have been true and correct in all respects as of such particular date) and (ii) all of the other representations and warranties contained in Article IV shall be true and correct in all material respects (and in all respects if such representations and warranties are qualified by the word “material” or “material adverse effect”) at and as of the time of the Closing, as if made on the Closing Date and the Closing Date were substituted for the date of this Agreement, except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects (and in all respects if such representations and warranties are qualified by the word “material” or “material adverse effect”) as of such particular date);

(b)Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the transactions contemplated hereby or would cause such transactions to be rescinded;

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(d)Buyer shall have delivered to Sellers a certificate of Buyer, dated the Closing Date, stating that the conditions specified in Sections 2.04(a) and 2.04(b), as they relate to Buyer, have been satisfied; and

(e)Buyer shall have delivered to Sellers the deliverables set forth in Section 2.02(c).

Section 2.05Termination.

(a)This Agreement may be terminated at any time prior to the Closing:

(i)by the mutual written consent of Buyer and Owner;

(ii)by Buyer (if it is not in material breach of its representations, warranties or covenants under this Agreement so as to cause any of the conditions in Section 2.04 not to be satisfied), if there has been a material breach by Sellers or Owner of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of Buyer in Section 2.03 and such breach has not been waived by Buyer or cured by Sellers or Owner, as applicable within 10 business days after Owner’s receipt of written notice thereof from Buyer;

(iii)by Owner (if none of Owner or Sellers is in material breach of their respective representations, warranties or covenants under this Agreement so as to cause any of the conditions in Section 2.03 not to be satisfied), if there has been a material breach Buyer of any representation, warranty, covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of Sellers in Section 2.04 and such breach has not been waived by Owner or cured by Buyer within 10 business days after Buyer’s receipt of written notice thereof from Owner;

(iv)by Buyer or Owner, if the transactions contemplated hereby have not been consummated on or before July 10, 2021, unless the failure of the transaction to be consummated by such date is the primary result of, or primarily caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; or

(v)if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable.

(b)The party desiring to terminate this Agreement pursuant to clauses (ii), (iii), or (iv) of Section 2.05(a) shall give written notice of such termination to the other parties hereto.

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(c)In the event this Agreement is terminated by either Buyer or Owner as provided in Section 2.05(a), the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 5.04 (Public Announcements), and Article VIII, each of which shall survive the termination of this Agreement in accordance with their respective terms), and there shall be no liability on the part of Buyer, Sellers or Owner to any other party hereto, except for breaches of this Agreement prior to the time of such termination by Buyer, Sellers or Owner or in the event of a willful breach or fraud.

ARTICLE III
Representations and Warranties of Sellers and Owner

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each of Sellers and Owner, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.  The Disclosure Schedules will be arranged in sections corresponding to the numbered sections and lettered subsections contained in this Article III, and the disclosure in any such section or subsection of the Disclosure Schedules shall qualify the corresponding representation or warranty in this Article III and any other such representation or warranty to which it is reasonably apparent on the face of such disclosure that such disclosure should apply.

Section 3.01Organization and Qualification of Sellers.  Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate/company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and Sellers are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be in good standing would not be material to the Business.

Section 3.02Authority of Sellers and Owners.

(a)Each Seller has full corporate or similar power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of such Seller.  This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  When

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each Ancillary Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

(b)Owner has full power and authority to enter into this Agreement and the Ancillary Documents to which Owner is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Owner, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Owner enforceable against Owner in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.  When each Ancillary Document to which Owner is or will be a party has been duly executed and delivered by Owner (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Owner enforceable against it in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

Section 3.03No Conflicts; Consents.  The execution, delivery and performance by Sellers and Owner of this Agreement and the Ancillary Documents to which each is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers, Owner the Business or the Purchased Assets, which would negatively affect, in a material respect, the Business or the Purchased Assets or the ability of Sellers or the Owner to consummate the transactions contemplated by this Agreement or any Ancillary Document; (c) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any (i) Assigned Contract, (ii) Assumed Permit or (iii) any other Contract or Permit to which Sellers or Owner is a party or by which Sellers, Owner or the Business is bound or to which any of the Purchased Assets are subject, which, in the case of this clause (iii) would have Material Adverse Effect; or (d) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or Owner in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, which, if not obtained or made, would negatively affect, in a material respect, the Business or the

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Purchased Assets or the ability of Sellers or the Owner to consummate the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.04Financial Statements.  Section 3.04 of the Disclosure Schedules contains complete copies of (a) the unaudited internal balance sheets, statements of income and statements of cash flows of the Business as of and for the fiscal years ended December 31, 2019 and December 31, 2020 (the “Year-End Financial Statements”), and (b) the unaudited internal balance sheet, statements of income and statements of cash flows of the Business as of and for the two (2)-month period ended on February 28, 2021 (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”).  Except as set forth on Section 3.04 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Year-End Financial Statements).  The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2020 included in the Year-End Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of February 28, 2021 included in the Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.05[Reserved]

Section 3.06Absence of Certain Changes, Events and Conditions.  Except as set forth on Section 3.06 of the Disclosure Schedules, since the Balance Sheet Date and through the date of this Agreement, (a) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) there has not been any:

(i)material change in any method of accounting or accounting practice for the Business;

(ii)material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(iii)entry into any Contract that would constitute a Material Contract;

(iv)incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current

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obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(v)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(vi)material waiver of any rights constituting Purchased Assets;

(vii)transfer or assignment of or grant of any license or sublicense under or with respect to any material Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(viii)abandonment or lapse of or failure to maintain in full force and effect any material Intellectual Property Registration included in the Intellectual Property Assets;

(ix)material damage, destruction or loss, or any material interruption in use, of the Purchased Assets (as a whole), whether or not covered by insurance;

(x)acceleration, termination, material modification to or cancellation of any Assigned Contract or Assigned Permit (including and material change in the regulatory status of the Business);

(xi)material capital expenditures obligations which would constitute an Assumed Liability;

(xii)imposition of any material Encumbrance upon any of the Purchased Assets (other than a Permitted Encumbrance);

(xiii)adoption by a Seller of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xiv)purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of supplies in the ordinary course of business consistent with past practice; or

(xv)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.07Material Contracts.

(a)Section 3.07(a) of the Disclosure Schedules lists each of the following Contracts to which any Seller is a party or by which it is bound in connection with the

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Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)all Contracts with respect to the Business which involved payments to or from the Sellers in an amount in excess of $200,000 for the calendar year 2020 and which, in each case, cannot be cancelled without penalty or without more than sixty (60) days’ notice;a

(ii)all Contracts entered into with a Material Customer or Material Supplier;

(iii)all Contracts entered after the Miramar Closing Date that relate to the acquisition or disposition of any business, a material amount of stock or assets of any third party (whether by merger, sale of stock, sale of assets or otherwise), in each case which relate to the Business or the Purchased Assets;

(iv)all Contracts that require any Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(v)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts with respect to the Business or the Purchased Assets;

(vi)all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than thirty (30) days’ notice, excluding any offer letters providing for at-will employment without any severance obligations, offer letters that are terminable on the statutory minimum amount of notice required under applicable law, and any employee invention assignment agreement on the form of employee invention assignment agreement provided to Buyer prior to the date hereof;

(vii)except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) that create an Encumbrance on the Purchased Assets (other than a Permitted Encumbrance);

(viii)all Contracts with any Governmental Authority with respect to the Business;

(ix)all Contracts that relate to the Business that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(x)all joint venture or similar Contracts with respect to the Business;

(xi)all Contracts that grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)all powers of attorney with respect to the Business or any Purchased Asset;

(xiii)all collective bargaining agreements or Contracts with any union affecting the employees of a Seller;

(xiv)any Contract for capital expenditures or the acquisition or construction of fixed assets with respect to the Business having a value greater than $200,000;

(xv)any Contract entered into in the past three years related to the settlement by a Seller of any Proceeding having a value greater than $200,000; and

(xvi)any other Contract not otherwise constituting a Material Contract that would reasonably be expected to be material to the Business if breached by a Seller in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) with respect to the Business; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Contract.

(b)Each Assigned Contract is valid and binding on the applicable Seller(s) in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity) and is in full force and effect.  None of Sellers or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or, to Sellers’ Knowledge, is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice to terminate, any Assigned Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or, or to Sellers’ Knowledge, threatened in writing under any Assigned Contract.

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Section 3.08Title to Purchased Assets.  Sellers have good and valid title to all of the Purchased Assets.  All such Purchased Assets are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a)liens for Taxes not yet due and payable or the validity of which are being contested in good faith;

(b)mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(c)easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property and which do not render title to any Leased Real Property unmarketable; or

(d)nonexclusive licenses entered into in the ordinary course of business.

Section 3.09Condition of Assets; Sufficiency.

(a)Except as set forth in Section 3.09(a) of the Disclosure Schedules, the furniture, fixtures, machinery, equipment and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, subject to ordinary course wear and tear.

(b)Except as set forth on Section 3.09(b) of the Disclosure Schedules, the Purchased Assets, together with the services being provided under the TSA, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted by the Sellers immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as conducted by Sellers immediately prior to Closing. For clarity, the representations and warranties in this Section 3.09(b) do not address Intellectual Property matters, which are addressed exclusively in Section 3.11.

Section 3.10Real Property.

(a)The Sellers do not own in fee any real property.

(b)Section 3.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by any Seller and primarily used in the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and

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other agreements with respect thereto, pursuant to which Sellers holds any Leased Real Property (collectively, the “Leases”).  Sellers have delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease:

(i)such Lease is valid, binding, enforceable and in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity);

(ii)No Seller is in material breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers have paid all rent due and payable under such Lease;

(iii)Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)No Seller has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)No Seller has pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)No Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

Section 3.11Intellectual Property.

(a)Section 3.11(a) of the Disclosure Schedules contains a correct, current and complete list of:  (i) all Intellectual Property Registrations owned Sellers and exclusively used or held for exclusive use in the Business, specifying as to each, as applicable:  the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered Trademarks included in the Intellectual Property Assets; and (iii) all proprietary Software exclusively used in the Business.

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(b)Section 3.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Intellectual Property Agreements:  (i) under which any Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset, other than non-exclusive licenses with customer and distributors; (ii) under which any Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which is material to any Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted.  Sellers have provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  To the Sellers’ Knowledge, each Intellectual Property Agreement is valid and binding on Sellers in accordance with its terms and is in full force and effect.  Neither Sellers nor, to the Sellers’ Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c)Except as set forth in Section 3.11(c) of the Disclosure Schedules, Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations included in the Intellectual Property Assets, record, owners of all right, title and interest in and to the Intellectual Property Assets, and, to the Sellers’ Knowledge, have the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.  To the Sellers’ Knowledge, the Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property owned or controlled by Sellers necessary to operate the Business as presently conducted by Sellers immediately prior to the Closing.  Since the Miramar Closing Date, to the Sellers’ Knowledge, Sellers have entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who, since the Miramar Closing Date, is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property Assets during the course of employment or engagement with Sellers whereby such employee or independent contractor grants to Sellers a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property Assets.

(d)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted.  Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on substantially similar terms as they were owned or available for use by Sellers immediately prior to the Closing.

(e)To the Sellers’ Knowledge, all of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable (except as may be limited by

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bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity), and all Intellectual Property Registrations included in the Intellectual Property Assets are subsisting and in full force and effect.  Since the Miramar Closing Date, Sellers have taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons who, to the Sellers’ Knowledge, had access thereto to execute binding, written non-disclosure agreements.  Since the Miramar Closing Date, all required filings and fees related to the Intellectual Property Registrations included in the Intellectual Property Assets have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars.

(f)Since the Miramar Closing Date, to the Sellers’ Knowledge, the conduct of the Business, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person.  To the Sellers’ Knowledge, since the Miramar Closing Date, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g)Since the Miramar Closing Date, there have been no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the Sellers’ Knowledge, threatened (including in the form of offers to obtain a license):  (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by any Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by any Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets.  No Seller is subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h)Section 3.11(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used by Sellers in the conduct of the Business.  To the Sellers’ Knowledge, since the Miramar Closing Date, Sellers have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”).  There are no Actions settled, pending, or, to the Sellers’ Knowledge, threatened alleging (i) any breach or other violation of any Platform Agreement by Sellers; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Sellers in connection with its use of social media in the conduct of the Business.

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(i)All Business IT Systems are in good working condition.  In the past three (3) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted in material disruption or damage to the Business and that has not been remedied.  Sellers have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)Since the Miramar Closing Date, Sellers have complied in all material respects with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business.  In the past three (3) years no Seller has (i) to the Sellers’ Knowledge, experienced any actual or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Sellers’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business.

Section 3.12Inventory.  All Inventory included in the Purchased Assets consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, and for the avoidance of doubt except to the extent that updates may be required to labeling under Healthcare Laws to reflect Buyer’s regulatory responsibilities following Closing.  All Inventory is owned by Sellers free and clear of all Encumbrances (other than Permitted Encumbrances), and no Inventory is held on a consignment basis.

Section 3.13Accounts Receivable.  All Accounts Receivable included in the Purchased Assets (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute valid claims of Sellers that, to the Sellers’ Knowledge, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice or as otherwise accrued on the Balance Sheet prepared in connection with the calculation of the Net Asset Value.  The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14Customers and Suppliers.  Section 3.14(a) of the Disclosure Schedules sets forth (a) the twenty-five (25) largest customers (measured by revenue on a consolidated basis) of the Sellers with respect to the Business during each of the fiscal years ended December 31, 2019 and 2020, together with the aggregate revenue from each such customer during such periods

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(collectively, the “Material Customers”) and (b) the ten (10) largest suppliers (measured by dollar volume on a consolidated basis) of the Sellers with respect to such Business during each of the fiscal years ended December 31, 2019, and 2020, together with the aggregate purchases from each such supplier during such periods (collectively, the “Material Suppliers”).  Other than as set forth on Section 3.14 of the Disclosure Schedules, as applicable, none of the Material Customers or Material Suppliers has canceled, terminated or declined to renew its commercial relationship with the Sellers or the Business, or, to the Sellers’ Knowledge, has provided written notice of its intent or consideration to do the same.  The Sellers are not involved in any material claim or dispute with any such Material Customer or Material Supplier.

Section 3.15Insurance. Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities.

Section 3.16Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by any Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.  Sellers are in compliance with the terms of each Governmental Order set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17Compliance With Laws; Permits.

(a)Each Seller has since the Miramar Closing Date complied and is now in material compliance with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

(b)All material Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect.  All fees and charges with respect to such material Permits as of the date hereof have been paid in full.  Section 3.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit set forth in Section 3.17(b) of the Disclosure Schedules.

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(c)Without limiting the generality of the foregoing:

(i)Since the Miramar Closing Date, each Seller: (A) is and has been in compliance in all material respects with all Healthcare Laws applicable to it, its assets or the Business; (B) has all material and required or necessary permits, licenses, certificates, accreditations and other approvals or authorizations, as applicable, under Healthcare Laws to own, lease or operate the Business as presently conducted (collectively, “Healthcare Permits”); and (C) all such Healthcare Permits are in full force and effect and there exists no material default under, or material violation of, any such Healthcare Permit.  To the Knowledge of Sellers, no circumstance or event exists, or has existed or occurred since the Miramar Closing Date, which would reasonably be anticipated to result in the suspension, revocation, termination, material restriction, limitation, modification or non-renewal of any Healthcare Permit.  Since the Miramar Closing Date, there has been no written notice of an action, demand, requirement, investigation or other Action by any Governmental Authority, and no Action by any other Person is pending or, to the Knowledge of any Seller, threatened in writing.

(ii)Since the Miramar Closing Date, each product sold by the Business (a “Company Product”) is being or has been tested, researched, developed, manufactured, labeled, stored, and/or distributed in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FFDCA”), and its implementing regulations and similar foreign, state and local Laws and regulations.  No Seller has received any written notice or to the Sellers’ Knowledge, any other communication from the FDA or any other Governmental Authority alleging any material violation of any Laws or judgments applicable to any Company Product. The Sellers have filed, with the FDA or other appropriate Governmental Authority all material required notices under Healthcare Laws, including any Product Medical Device Reports under 21 CFR Part 803 and the Sellers have made copies of such notices available for Buyer.

Section 3.18[Reserved].

Section 3.19Employee Benefit Matters.

(a)Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any Transferred Employee or any spouse or dependent of such Transferred

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Employee (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).  Sellers have provided to Buyer accurate summaries of the Benefit Plans.

(b)Except as set forth in Section 3.19(b) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events):  (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any change of control payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.20Employment Matters.

(a)Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following:  (i) a unique employee identifier; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation.  As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions, bonuses or fees.

(b)Sellers are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance.  Sellers are in material compliance with and have complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations with respect to the Business Employees.  Sellers (i) have taken reasonable steps to properly classify and treat all of the Business Employees as “employees” and independent contractors as “independent contractors”; and (ii) have taken reasonable steps to properly classify and treat all of the Business Employees as “exempt” or “nonexempt” from overtime requirements under applicable law.

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(c)To Sellers’ Knowledge, (i) no employee or independent contractor of the Business is in material violation of any material term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by each Seller of its respective employees engaged in the Business, and the performance of the contracts with each Seller by its respective independent contractors, will not result in any such violation.  To the Seller’s Knowledge, no Seller has received any notice alleging that any such violation has occurred within the past three (3) years.

(d)Within the past three (3) years, no Seller has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Sellers; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Seller; Sellers have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.  Except as set forth in Section 3.20(d) of the Disclosure Schedule, no employee of any Seller has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

Section 3.21Taxes.  Except as set forth in Section 3.21 of the Disclosure Schedules:

(a)All income and other material Tax Returns with respect to the Business required to be filed by Sellers have been timely filed and have been prepared in substantial compliance with applicable Law.  Such Tax Returns are true, complete and correct in all material respects.  All Taxes due and owing by Sellers for a tax period ending on or prior to the Closing Date (whether or not shown on any Tax Return) have been timely paid.

(b)Sellers have withheld and each paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and have complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers and no request for any such waiver or extension is currently pending.

(d)No Seller (i) has received written notice from a taxing authority that such Seller is or may be subject to taxation in a jurisdiction in which it does not file a Tax Return, (ii) except as set forth on Section 3.21(d) of the Disclosure Schedule, has, and has never had, a branch, office, agency or permanent establishment in any jurisdiction outside of the jurisdiction in which such Seller was formed, (iii) has ever been a member of an affiliated, consolidated, combined, unitary or similar Tax group, and (iv) has no liability for any

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unpaid Taxes of any other Person as a transferee or successor, by contract, or otherwise (excluding, in each case, contracts with a primary purpose unrelated to Tax).

(e)All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.

(f)No Seller is a party to any Action by any taxing authority.  To the Knowledge of the Sellers, there are no pending or threatened Actions by any taxing authority.

(g)There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h)No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(i)Sellers are not, and have not participated in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

Section 3.22Brokers.  Except as set forth in Section 3.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers or Owner.

Section 3.23Related Parties Transactions.  Except as set forth on Section 3.23 of the Disclosure Schedules, none of the Assigned Contracts is with any of Sellers’ current or former managers or officers or their respective Affiliates or members of their families.

Section 3.24Product Warranty; Product Liability.

(a)During the past three (3) years, all of the products manufactured, sold, leased, and delivered by Sellers in connection with the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and to Sellers’ Knowledge, Sellers do not have any material liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Sellers.

(b)To Sellers’ Knowledge, Sellers do not have any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Business.

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ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Sellers and Owner that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Section 4.02Authority of Buyer.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer are a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.03No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 4.05Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to

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prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07No Other Representations.

(a)Buyer acknowledges that the representations and warranties made by Owner and Sellers that are expressly set forth in Article III are the sole and exclusive representations and warranties of Owner and Sellers to Buyer in connection with the transactions contemplated by this Agreement and the Ancillary Documents and Buyer understands, acknowledges and agrees that, unless set forth in Article III, all other representations and warranties express or implied, including any representation or warranty as to merchantability, habitability, workmanship, profitability, future performance, fitness for a particular purpose or the accuracy or completeness of any information, whether or not contained in any other document or other communication, provided or otherwise made available by any Person to Buyer or any Person acting on behalf of Buyer during the course of due diligence or otherwise (including in any management presentation, information or offering memorandum, supplemental information, data room, estimate, projection, forecast, plan, budget or other forward-looking information or other materials or information with respect to any of the above) are specifically disclaimed by Owner and Sellers, and Buyer has not and will not rely on any such information other than the information provided pursuant to the representations and warranties set forth in Article III.

(b)In connection with Buyer’s investigation of the Business and the Purchased Assets, Buyer or its Representatives have received from or on behalf of Owner and Sellers certain projections for subsequent calendar years and certain business plan information for such succeeding calendar years.  Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans, (ii) it is familiar with such uncertainties and has made its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it and (iii) it acknowledges that such projections and other forecasts and plans do not by themselves constitute representations or warranties.

ARTICLE V
Covenants

Section 5.01Employees and Employee Benefits.

(a)Buyer or its Affiliates shall offer employment on an “at will” basis to the employees of the Business set forth on Schedule 5.01(a) who are actively employed as of the Closing Date (“Business Employees”) in accordance with applicable Law with effect from the Closing Date.  Sellers shall take any necessary steps to terminate employment of each such Business Employee who accepts employment with Buyer or its Affiliates.  Any such terminated employees who become employees of Buyer shall be referred to herein as the “Transferred Employees.”

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(b)Buyer shall cause its employee compensation and benefits plans and arrangements to recognize each Transferred Employee’s years of service and level of seniority prior to the Closing with the respective Seller for purposes of terms of employment, eligibility, vesting and benefit accruals under such plans (except for benefit accruals under any defined benefit pension plan), including vacation, sick or other paid leave accrual rates and employer contribution rates under retirement plans.

(c)Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation, benefits or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time and, with respect to any Transferred Employees, relating to any service with Sellers on or prior to the Closing Date, and Sellers shall pay all such amounts to all Transferred Employees on or prior to the Closing Date.

(d)Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring at any time and, with respect to Transferred Employees, with respect to claims that relate to events occurring prior to the Closing.  Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring at any time and, with respect to Transferred Employees, with respect to claims that relate to events occurring prior to the Closing.  Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e)Buyer and Sellers acknowledge and agree that all provisions contained in this Section 5.01 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer any third party beneficiary or other rights (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any Buyer employee benefit plan, or shall limit the right of Buyer or any of its Affiliates to amend, terminate or otherwise modify any Buyer employee benefit plan following the Closing Date.

Section 5.02Confidentiality.  From and after the Closing, Sellers and Owner shall, and shall cause their respective Affiliates to, hold, and shall use their respective reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential or proprietary information, concerning or included in the Purchased Assets, except to the extent that such information (a) is generally available to and known by the public through no fault of Sellers and/or Owner, any of their respective Affiliates or their respective Representatives; (b) is lawfully acquired by Sellers and/or Owner, any of their respective Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing

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such information by a legal, contractual or fiduciary obligation; or (c) is being disclosed in connection with Sellers’ or Owner’s enforcement of its rights (or in response to a claim) under this Agreement or any Ancillary Document.  If Sellers, Owner or any of their respective Affiliates or their respective Representatives are required to disclose any information by judicial or administrative process or by other requirements of Law or listing requirement, Sellers and/or Owner shall, to the extent permitted, promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers or Owner is required to be disclosed, provided that Sellers and Owner shall, at Buyer’s cost and expense, use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.03Non-Competition; Non-Solicitation.

(a)For the period commencing on the Closing Date and ending on the earlier of (x) a change of control of Owner and (y) the fourth anniversary of the Closing Date (the “Restricted Period”), Owner shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) engage in or knowingly assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, agent, trustee or consultant; or (iii) cause or knowingly induce any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or adversely modify any such actual relationship with the Business.

(b)During the Restricted Period, Owner shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, hire or solicit any Transferred Employee or knowingly encourage any such Transferred Employee to leave such employment or hire any such Transferred Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Transferred Employees.

(c)Owner acknowledges that a breach or threatened breach of this Section 5.03 would give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)Owner acknowledges that the restrictions contained in this Section 5.03 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 5.03 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court

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is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.03 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.04Public Announcements.  Unless otherwise required by applicable Law or securities exchange requirement, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding the foregoing, Buyer and its Affiliates shall not be restricted from disclosing information to any of its direct and indirect investors, stockholders, limited partners, prospective limited partners and investors, counsel, accountants, consultants and other advisors so long as, in each case, such disclosure has a valid business purpose and is effected in a manner consistent with customary practices.  In addition, nothing in this Agreement shall prevent a party from timely making any public announcement or other disclosure as may be required by applicable Law or any applicable securities exchange requirement.

Section 5.05Bulk Sales Laws.  The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.06Receivables.  From and after the Closing, (a) if Sellers or any of their respective Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their respective Affiliates shall remit such funds to Buyer within thirty (30) days after its receipt thereof, and (b) if Buyer or any of its Affiliates receives or collects any funds related to any Excluded Assets, Buyer or such Affiliate shall remit such funds to Owner or its designee within thirty (30) days after its receipt thereof.

Section 5.07Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne 50% by Sellers and 50% by Buyer when due.  Each party, shall at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and each party shall cooperate with respect thereto as necessary). To the extent permitted under applicable Law, each of the parties shall cooperate as reasonably requested by the other party in order to minimize or eliminate Transfer Taxes arising out of the transactions contemplated by this Agreement.

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Section 5.08Straddle Period Taxes.  All Taxes for any Straddle Period, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and the Buyer.  The amount of Tax that relates to the portion of such Straddle Period ending on the Closing Date shall:  (a) in the case of Taxes based on sales, receipts, gross income or net income, be deemed equal to the amount which would be payable if the Straddle Period ended on the Closing Date and (b) in the case of all other Taxes, shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  If any Taxes subject to proration are paid by the Buyer, on the one hand, or Sellers, on the other hand, the proportionate amount of such Taxes paid shall be paid promptly by (or to) the other after the payment of such Taxes.

Section 5.09Further Assurances.

(a)Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

(b)Without limiting the foregoing, following the Closing, Buyer shall use commercially reasonable efforts to promptly and timely make such filings, information updates, notifications, and applications necessary to reflect Buyer as the regulatory marketing authorization holder or registered/permitted entity, as applicable, with respect to the relevant Governmental Authorities, for the products and activities of the Business.  Buyer shall further ensure that to the extent required for compliance with applicable Healthcare Laws, labeling for Inventory is updated to reflect Buyer as the owner of record for the products and activities of the Business.

(c)For a period of six (6) months following the Closing, Sellers and Owner shall use commercially reasonable efforts to assist and cooperate with Buyer in completing the Medical Device Directive recertification process, including with respect to responding to any follow-up requests or inquiries from the applicable Governmental Authorities.

(d)In the event that any asset (including Intellectual Property) owned by Sellers (or their Affiliates) which Owner and Buyer reasonably agree was exclusively used or held for exclusive use in the conduct of the Business prior to Closing is identified following Closing to not have been included in the Purchased Assets which were transferred to Buyer at Closing, Sellers and Owner shall use commercially reasonable efforts to promptly transfer, convey and deliver such asset to Buyer.

Section 5.10Conduct of the Business.  During the period from the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), each of Sellers and Owner agrees that, except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable

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Law, or (iii) to the extent that Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)Sellers and Owner shall use their respective commercially reasonable efforts to carry on the Business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and, without limiting the generality or effect of the foregoing:  (i) use commercially reasonable efforts to keep available the services of the Business Employees; (ii) continue in full force and effect without material modification all insurance policies except for those modifications that may be required by the insurer in connection with the renewal of such policies; (iii) pay its indebtedness and trade and other accounts payable related to the Business generally when and as the same will become due (except for those amounts which may be subject to a good faith dispute) and pay and perform and observe, in all material respects, its obligations under all Assigned Contracts; and (iv) use commercially reasonable efforts to maintain its relationships (contractual or otherwise) with and goodwill with suppliers, distributors, manufacturers, customers, landlords, agents and others having business relationships with it; and

(b)Sellers and Owner shall not take any of the actions that would have been required to be disclosed on Section 3.06(b) of the Disclosure Schedules if such action had been taken after the Balance Sheet Date and before the date of this Agreement.

Section 5.11Access.  During the Pre-Closing Period, Sellers and Owner will give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, and books and records of Sellers and the Business; provided that any such access (a) shall be during normal business hours on reasonable prior written notice; and (b) shall not otherwise unreasonably interfere with the conduct of the Business; provided further that nothing herein shall require Sellers or Owner to provide access to, or to disclose any information to, Buyer if such access or disclosure would be in violation of applicable Laws (including the antitrust Laws) or waive any attorney‑client privilege.

Section 5.12Subsequent Actions.  After the date hereof, but not later than three (3) Business Days prior to the Closing, Sellers and Owner shall deliver to Buyer from time to time supplements to the Disclosure Schedules (such updated schedules to be referred to herein collectively as the “Updated Schedules”) to reflect any fact or condition occurring after the date hereof that would cause a material breach of a representation and warranty of Sellers or Owner had such representation or warranty been made on the Closing Date; provided, however, the Updated Schedules shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Section 2.03 have been satisfied, or for purposes of the indemnification provided for in Article VI.  In addition, prior to the Closing, Owner shall prepare in good faith and deliver to Buyer (a) an updated Schedule 1.01(a), which shall constitute the Accounts Receivable to be included in the Purchased Assets, (b) an updated Schedule 1.01(b), which shall constitute the Inventory to be included in the Purchased Assets, (c) an updated Schedule 1,01(h), which shall constitute the Prepaid Expenses to be included in the Purchased Assets, and (d) an updated Schedule 1.03(a), which shall constitute the Accounts Payable to be included in the Assumed Liabilities.

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Section 5.13Exclusivity.  During the Pre-Closing Period, Sellers and Owner shall not, and shall cause their respective Affiliates, officers, directors, employees, representatives and agents (including any investment banker, financial advisor, attorney or accountant retained by Sellers or Owner) not to, directly or indirectly, (a) solicit, initiate, engage, knowingly encourage or participate in discussions or negotiations with any Person (other than Buyer and its Affiliates and representatives) with respect to, enter into any agreement or accept any offer to consummate, or knowingly take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or would reasonably be expected to lead to any (i) merger or consolidation involving Sellers or the Business, (ii) sale of substantially all of the assets of Sellers or the Business, (iii) sale of the equity securities of Sellers (or any rights to acquire securities convertible into or exchangeable for, equity securities) or (iv) similar transactions or business combinations for the acquisition of Sellers or the Business or (b) furnish any non-public information with respect to, assist or participate in or knowingly facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates and representatives) to do or seek to do any of the foregoing; provided that the foregoing restrictions shall not apply to any potential change in control of Owner not specifically focused on the Business or the Purchased Assets.

Section 5.14Alternate Procedure.  Sellers and Buyer hereby agree to follow the “alternate procedure” for U.S. federal employment tax reporting as provided in Section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320 for each applicable U.S. Transferred Employee and to cooperate with each other in furtherance thereof, including Seller timely providing to Buyer all relevant information, including a Form W-4 for each U.S. Transferred Employee.  Buyer (and not Seller) shall furnish a Form W-2 to each Transferred Employee, disclosing all wages and other compensation paid for such calendar year, and taxes withheld therefrom.

Section 5.15Remotely Transferred Assets. At or promptly following the Closing, the applicable Seller shall transfer electronically to the Buyer all of the Purchased Assets that can be transmitted to such Buyer electronically (collectively, the “Remotely Transferred Assets”) and shall not deliver any Remotely Transferred Assets to Buyer on any tangible medium unless so requested in writing by Buyer.  Promptly following any electronic transmission, each applicable Seller shall notify Buyer in writing with respect to: (i) the date of transmission; (ii) the time transmission was commenced and concluded; and (iii) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

Section 5.16Privileged Communications. Notwithstanding the inclusion of any Privileged Materials in any Purchased Assets delivered to Buyer in connection with this Agreement or the transactions contemplated hereby (including any Intellectual Property Assets or Books and Records), such inclusion or delivery shall not be deemed to be a waiver of attorney-client privilege with respect to such Privileged Materials, Sellers, Owner and or their respective Affiliate shall retain the right to assert any privileges with respect thereto, and Buyer and its Affiliates shall refrain from using or relying on any Privileged Materials.

Section 5.17Cooperation; Records and Documents.

(a)In the event and for so long as a Seller or Owner, on the one hand, or Buyer, on the other hand (such party, the “Contesting Party”) is actively contesting, defending

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against, or undertaking any activity or internal investigation in preparation for or that may be expected to result in any Action in connection with or related to any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing involving the Business and not involving or expected to involve an indemnification claim under Article VI, the other party shall, at the Contesting Party’s expense, (i) cooperate with the Contesting Party and its counsel in the contest, defense, or internal investigation, (ii) make available its personnel, and (iii) provide such testimony and access to its books and records, in each case as may be reasonably necessary in connection with the contest, defense, or investigation, at the sole cost and expense of the Contesting Party.  The provisions of this Section 5.17(a) shall not be applicable in the case of any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction expected to result in any Action by Owner or a Seller (or an Affiliate thereof) against Buyer (or its Affiliate), or by Buyer (or its Affiliate) against Owner or a Seller (or an Affiliate thereof), or if the application of such provisions would unreasonably and adversely affect the business of the party otherwise required to comply therewith.

(b)Following the Closing Date until the three (3) year anniversary of the Closing, Owner shall provide to Buyer and its Representatives, at Buyer’s reasonable request (subject to applicable Laws and any limitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by applicable Law, originals, of those records and documents in Owner’s possession related to the Business, the Purchased Assets or the Assumed Liabilities (to the extent not included in the Business Records or otherwise not transferred to Buyer) as may be reasonably necessary for Buyer’s operation of the Business after the Closing. Following the Closing Date until the three (3) year anniversary of the date of this Agreement, Buyer shall provide to Owner and its Representatives, at Owner’s reasonable request (subject to applicable Law and any imitations that are reasonably required to preserve any applicable privilege or third party confidentiality obligation), with copies, or, if required by applicable Law, originals, of those records and documents covering any period prior to the Closing related to the Business, the Purchased Assets, the Excluded Assets or the Excluded Liabilities as may be reasonably necessary for litigation, preparation of financial statements, tax returns and audits or other valid business purposes. If so requested by either Owner or Buyer, the other party shall enter into a customary joint defense agreement with Owner or Buyer with respect to any information to be provided to such party pursuant to this Section 5.17(b).

Section 5.18Use of “miraDry” Name; Corporate Name.  Neither the Sellers, Owner or any of their respective Affiliates will directly or indirectly use (a) the name “miraDry” or any derivative thereof, or (ii) any corporate name with the term “miraDry” included therein, in connection with business activities of the Sellers, Owner or their respective Affiliates following the Closing. Promptly, and in any case within five (5) days following the Closing, Owner shall cause each of the Sellers and any other subsidiary of Owner that includes “miraDry” in its corporate name, to change its corporate name such that it no longer includes “miraDry” or any derivative thereof; provided that for so long as Miradry International Sweden AB is in the process of being wound down and/or dissolved, such entity shall not be required to change its name.

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ARTICLE VI
Indemnification

Section 6.01Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the Fundamental Representations shall survive for five (5) years after the Closing.  Each party’s pre-Closing covenants herein shall survive the Closing for twelve (12) months, and all post-Closing covenants shall survive the Closing until performed in accordance with the terms hereof (and any claim with respect to a breach of a post-Closing covenant shall survive until the expiration of the applicable statute of limitations).  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02Indemnification By Sellers.  Subject to the other terms and conditions of this Article VI, from and after the Closing, Sellers and Owner (jointly and severally) shall indemnify each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers and Owner contained in Article III;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or Owner pursuant to this Agreement; or

(c)any Excluded Liability.

Section 6.03Indemnification By Buyer.  Subject to the other terms and conditions of this Article VI, from and after the Closing, Buyer shall indemnify each of Owner, Sellers and their respective Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article IV;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)any Assumed Liability.

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Section 6.04Certain Limitations.  The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)Sellers and Owner shall not be liable to the Buyer Indemnitees for indemnification under Section 6.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 6.02(a) exceeds $250,000 (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses in excess of the Basket.  The aggregate amount of all Losses for which Sellers and Owner shall be liable pursuant to Section 6.02(a) shall not exceed $1,000,000 (the “Cap”).  Notwithstanding the foregoing, the limitations set forth in this Section 6.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) intentional misrepresentation or fraud, or (ii) any inaccuracy in or breach of any Fundamental Representations.  In addition, subject to Section 6.04(d), the Basket shall not apply to Losses based on, arising out of, or with respect to or by reason of any inaccuracy in or breach of the representations and warranties of Sellers and the Company in Section 3.09(b) (such a claim, a “Sufficiency Claim”).

(b)For purposes of this Article VI, any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to a representation or warranty shall be disregarded and not taken into account in determining both (i) whether a breach of such representation or warranty exists and (ii) the amount of Losses payable to an Indemnified Party with respect to such breach.

(c)Losses that may be recovered from an Indemnifying Party shall take account of and be reduced by (i) any amounts actually recovered by the Indemnified Party or its Affiliate pursuant to any indemnification by or indemnification agreement with any third party (net of any costs or expenses incurred in connection with such recovery), (ii) the amount of any insurance proceeds, contribution payments or reimbursements actually received by the Indemnified Party or its Affiliate in respect thereof (net of any costs or expenses incurred in connection with such recovery) and (iii) an amount equal to the amount of any Tax benefit actually received by the Indemnified Party or its Affiliate in connection with such Losses in the same Tax year as the Loss was incurred (each Person named and source identified in clauses (i), (ii) and (iii), a “Collateral Source”).  An Indemnified Party shall use commercially reasonable efforts to seek recovery from all Collateral Sources.  If the amount to be netted hereunder from any payment required under this Section 6.04(c) is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party under this Article VI, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 6.04(c) had such determination been made at the time of such payment.  In addition, the amount indemnifiable by Sellers or Owner hereunder on account of Losses shall be reduced to the extent any indemnifiable amount was reflected as a liability in the calculation of the final Purchase Price as determined pursuant to Section 1.06.

(d)Notwithstanding any provision herein to the contrary, no Buyer Indemnitee may make a Sufficiency Claim without first giving Owner sixty (60) days to cure the

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applicable inaccuracy or breach, whether by transferring the applicable asset, providing a replacement or otherwise.

Section 6.05Indemnification Procedures.  The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”.

(a)If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail (based on the information available to the Indemnified Party at the time), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers/Owner, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim (i) that seeks an injunction or other equitable relief against the Indemnified Party, (ii) that relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, or (iii) if the Indemnifying Party failed or is failing to prosecute or defend such claim in good faith.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to this Section 6.05(a), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that (x) if the Losses arising with respect to such Third Party Claim are indemnifiable by the Indemnifying Party and (y) in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing

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of its election to defend as provided in this Agreement, or fails to prosecute the defense of such Third Party Claim in good faith, the Indemnified Party may, subject to this Section 6.05(a), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim (provided that any settlement or other resolution of such Third Party Claim by the Indemnified Party shall not be dispositive with respect to whether the Losses thereunder are indemnifiable).  Sellers and Buyer shall cooperate with each other in all commercially reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.02 and any restrictions necessary to preserve attorney client privilege) records relating to such Third Party Claim.  Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party or the Indemnifying Party, as applicable (such consent not to be unreasonably conditioned, withheld or delayed).

(b)Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (based on the information available to the Indemnified Party at the time), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel (during normal business hours upon reasonable advanced notice) and the right to examine any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request, subject to any restrictions necessary to preserve attorney-client privilege.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 6.06Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VI, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

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Section 6.07Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 6.08[Reserved].

Section 6.09Exclusive Remedies.  Subject to Section 1.06, Section 5.03 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.  Nothing in this Section 6.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent or criminal misconduct.

ARTICLE VII
Definitions

The following terms have the meanings specified or referred to in this Article VII:

“Accounts Receivable” has the meaning set forth in Section 1.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation or summons, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 1.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, the Transition Services Agreement, the Sublease Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

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“Assigned Contracts” has the meaning set forth in Section 1.01(c).

“Assigned Permits” has the meaning set forth in Section 1.01(f).

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 1.03.

“Balance Sheet” has the meaning set forth in Section 3.04.

“Balance Sheet Date” has the meaning set forth in Section 3.04.

“Basket” has the meaning set forth in Section 6.04(a).

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Bill of Sale” has the meaning set forth in Section 2.02(a)(i).

“Books and Records” has the meaning set forth in Section 1.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Santa Barbara, California are authorized or required by Law to be closed for business.

“Business Employees” has the meaning set forth in Section 5.01(a).

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) in the conduct of the Business and included in the Purchased Assets.

“Buyer” has the meaning set forth in the preamble.

“Buyer Adjustment Payment” has the meaning set forth in Section 8.14.

“Buyer Indemnitees” has the meaning set forth in Section 6.02.

“Buyer’s Report” has the meaning set forth in Section 1.06(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

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“Closing Payment” has the meaning set forth in Section 8.14.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 6.04(c).

“Contesting Party” has the meaning set forth in Section 5.17(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customer Servicing Related Liabilities” has the meaning set forth in Section 1.03(d).

“Direct Claim” has the meaning set forth in Section 6.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.01.

“Encumbrance” means any charge, claim, pledge, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way or right of first refusal, or any similar type of encumbrance.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, release of, or exposure to, any Hazardous Materials prior to the Closing; or (b) any actual or alleged non-compliance with or obligation under any Environmental Law prior to the Closing.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601

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et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Sellers or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Estimated Net Asset Value” has the meaning set forth in Section 1.05(b).

“Estimated Purchase Price” has the meaning set forth in Section 1.05(b).

“Estimated Statement” has the meaning set forth in Section 1.05(b).

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Books and Records” has the meaning set forth in Section 1.03(c).

“Excluded Contracts” has the meaning set forth in Section 1.02(a).

“Excluded Liabilities” has the meaning set forth in Section 1.04.

“Financial Statements” has the meaning set forth in Section 3.04.

“Foundry Agreement” means the Assignment and License Agreement, dated December 31, 2008, between miraDry (as successor to Miramar Labs, Inc.) and The Foundry, Inc.

“Fundamental Representations” means the representations and warranties in Section 3.01, Section 3.02, Section 3.08, Section 3.22, Section 4.01, Section 4.02 and Section 4.04.

“Funded Obligations” means any of the following indebtedness or liabilities of Sellers:  (a) the aggregate principal amount of, and accrued interest and prepayment penalties, premiums or breakage fees with respect to, all indebtedness for borrowed money; (b) outstanding obligations with respect to capitalized leases; (c) all obligations in respect of outstanding letters of credit, acceptances or similar obligations and any reimbursement agreements with respect thereto; (d) all obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts (including breakage costs with respect thereto); (e) all obligations that are evidenced by a note, bond, debenture or similar instrument; (f) obligations in respect of any declared but unpaid dividends or distributions; (g) purchase money indebtedness,

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(h) mortgages and other interest-bearing Liabilities, (i) obligations for the deferred purchase price of property or services, including any “earnout” or similar contingent purchase price obligations owing to any Person, and (j) credit card payables.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Healthcare Laws” means all federal and state Laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare products or services, including, but not limited to (a) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal Physician Self-Referral Law (commonly known as the “Stark Law”) (42 U.S.C. §§1395nn and 1396b(s)), the federal False Claims Act (31 U.S.C. §3729 et seq.), the federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), the federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-8), the federal Beneficiary Anti-Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the HIPAA (as defined below) All Payor Fraud Statute (18 U.S.C. § 1347), the federal Exclusion Laws (42 U.S.C.§ 1320a-7), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), or any regulations promulgated pursuant to such statutes, or similar state or local statutes or regulations, (b) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”), any  regulations promulgated thereunder, and similar state or local statutes or regulations governing the privacy or security of patient information, (c) the Medicare statute (Title XVIII of the Social Security Act) and the regulations promulgated thereunder, (d) the Medicaid statute (Title XIX of the Social Security Act) and the regulations promulgated thereunder as well as comparable state Medicaid statutes and regulations, (e) the Children’s Health Insurance Program (CHIP) statute (Title XXI of the Social Security Act) and the regulations promulgated thereunder, (f) TRICARE (10 U.S.C. Section 1071 et seq.) and the regulations promulgated thereunder, (g) the U.S. Department of Veterans Affairs (including without limitation, 38 U.S.C. § 1701 et seq.), and the regulations promulgated thereunder, (h) federal or state Laws relating to

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billing, or claims for, reimbursement of items or services submitted to any Third Party Payor Program, employer or similar entity, or patient, (i) any other federal or state Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of health care items or services, (j) quality and safety laws, rules or regulations relating to the regulation, storage, provision or administration of, or payment for, healthcare products or services, including optical goods, prescription products and controlled substances, or the conducting of clinical research (e.g., Federal Food, Drug & Cosmetics Act (21 U.S.C. §§ 301 et seq.), the Controlled Substances Act (21 U.S.C. §§ 801 et seq.) and the Public Health Service Act, (42 U.S.C. §§ 201 et seq.)), (k) laws governing the provision of services to employees with workers compensation coverage or licensure or certification as a healthcare organization to provide such services, and (l) licensure laws, rules or regulations relating to the regulation, provision or administration of, or payment for, healthcare items, services or goods and the ownership or operation of medical equipment, supplies or accessories, including laws relating the so-called “corporate practice of medicine”, and fee splitting, each of (a) through (l) as amended from time to time.

“Indemnified Party” has the meaning set forth in Section 6.05.

“Indemnifying Party” has the meaning set forth in Section 6.05.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:  (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to any Intellectual Property that

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is used or held for use in the conduct of the Business as currently conducted to which Sellers are a party, beneficiary or otherwise bound.

“Intellectual Property Assets” has the meaning set forth in Section 1.01(d).

“Intellectual Property Assignments” has the meaning set forth in Section 2.02(a)(iv).

“Intellectual Property Registrations” means Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.04.

“Interim Financial Statements” has the meaning set forth in Section 3.04.

“Inventory” has the meaning set forth in Section 1.01(b).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any individual set forth on Schedule 7.01, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which any Seller holds any rights or interests granted by other Persons, including any of Sellers’ Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, Taxes, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Lower Cap” has the meaning set forth in Section 6.04(a).

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“Manufacturing PPE” has the meaning set forth in Section 1.01(e).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations, condition (financial or otherwise) of the Business and the Purchased Assets, taken as a whole, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis, other than, in each case, any event, occurrence, fact, condition or change that results from or is related to: (i) any change in the financial, banking, currency or capital markets in the United States or any general shutdown of the United States government; (ii) changes in law, GAAP or other applicable accounting standards or the interpretations thereof; (iii) acts of God or other calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence or threatened occurrence of any military or terrorist attack; (iv) any pandemic, including COVID-19 or similar event, (v) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has consented; (vi) the announcement or pendency of, or the taking of any action contemplated by or the compliance with the terms of, this Agreement and the Ancillary Documents, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the Business and including the resignation or termination of any employee following the announcement of the transactions contemplated hereby; or (vii) any item or items set forth in the Disclosure Schedules, in the case of clauses (i), (ii), (iii) and (iv), other than to extent such changes, events, developments or effects disproportionately impact Sellers or the Business in a negative manner relative to the other companies in the industry in which Sellers operate.

“Material Contracts” has the meaning set forth in Section 3.07(a).

“Material Customers” has the meaning set forth in Section 3.14.

“Material Suppliers” has the meaning set forth in Section 3.14.

“Medical Device Directive” means Directive 93/42/EEC of 14 June 1993 concerning medical devices.

“Miramar Closing Date” means July 26, 2017.

“NAV Target” has the meaning set forth in Section 1.05(a).

“Negative Amount” has the meaning set forth in Section 1.06(e).

“Net Asset Value” means, without duplication, the sum of (i) the Accounts Receivable, Inventory (excluding any Inventory attributable to the purchase orders or other Contracts set forth on Schedule 7.02), the Prepaid Expenses and the book value of the Manufacturing PPE, minus (ii) the Accounts Payable (excluding any amounts owed with respect to the purchase orders or other Contracts set forth on Schedule 7.02) the and Customer Servicing Related Liabilities, in each case

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calculated as of the Effective Time in accordance with GAAP, applied consistently with past practice.

“Owner’s Report” has the meaning set forth in Section 1.06(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Platform Agreements” has the meaning set forth in Section 3.11(h).

“Positive Amount” has the meaning set forth in Section 1.06(f).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the post-closing portion of any Straddle Period.

“Pre-Closing Period” has the meaning set forth in Section 5.10.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaid Expenses” has the meaning set forth in Section 1.01(h).

“Privileged Materials” has the meaning set forth in Section 1.01(j).

“Purchase Price” has the meaning set forth in Section 1.05(a).

“Purchased Assets” has the meaning set forth in Section 1.01.

“Remotely Transferred Employees” has the meaning set forth in Section 5.15.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Period” has the meaning set forth in Section 5.03(a).

“Sellers” has the meaning set forth in the preamble.

“Seller Expenses” means all of the expenses, fees or charges incurred by Sellers in the preparation, negotiation, execution and delivery of this Agreement and the other Ancillary Documents and/or any offering or marketing materials and the consummation of the Closing, including without limitation:  (a) all attorneys’, accountants’, consultants’, professionals’,

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investment bankers’ and other advisors’ fees and expenses; (b) any transaction bonus, phantom equity payment, change in control payment, severance payment or any similar amounts payable by Sellers to any current or former director, officer, employee or consultant, in connection with the consummation of the transactions contemplated by this Agreement only to the extent of any amounts that remain unpaid as of the Closing, and (c) the employer portion of the payroll Taxes associated with item (b) of this sentence.

“Sellers Indemnitees” has the meaning set forth in Section 6.03.

“Settlement Accountants” has the meaning set forth in Section 1.06(a).

“Straddle Period” means any taxable period commencing on or prior to the Closing Date and ending after the Closing Date.

“Sublease Agreement” has the meaning set forth in Section 2.02(a)(v).

“Taxes” means all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, escheat, unclaimed property, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest, any penalties, any fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto whether or not disputed and the term “Tax” means any one of the foregoing Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes filed or required to be filed with any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America, Central America, Europe, Japan, South Africa, Israel, Australia, China, Hong Kong, India, Korea, Philippines, Singapore, Thailand, Taiwan, Vietnam, New Zealand and any other country worldwide where Sellers have operated the Business at any time prior to the Closing.

“Third Party Claim” has the meaning set forth in Section 6.05(a).

“Transferred Employees” has the meaning set forth in Section 5.01(a).

“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(v).

“Updated Schedules” has the meaning set forth in Section 5.12.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year-End Financial Statements” has the meaning set forth in Section 3.04.

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ARTICLE VIII
Miscellaneous

Section 8.01Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 8.02Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	Sientra, Inc. 420 South Fairview Avenue, Suite 200 Santa Barbara CA, 93117 E-mail: legal@sientra.com Attention:General Counsel
with a copy to:	DLA Piper LLP (US) 4365 Executive Drive, Suite 1100 San Diego, California 92121 Attention: Michael Kagnoff Jon Olsen Email: Michael.Kagnoff@us.dlapiper.com Jon.Olsen@us.dlapiper.com
If to Buyer:	c/o 1315 Capital Management, LLC 2929 Walnut Street, #1240 Philadelphia, Pennsylvania 19104 Attention: Adele Oliva E-mail: adele.oliva@1315capital.com
with a copy to:	Greenberg Traurig, P.A. 401 East Las Olas Blvd., Suite 2000 Fort Lauderdale, Florida 33301 Attention: Matthew Miller E-mail: millerma@gtlaw.com

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Section 8.03Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 8.04Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.05Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party.  Any such term or provision held invalid, illegal or incapable of being enforced only in part or degree will remain in full force and effect to the extent not held invalid, illegal or incapable of being enforced.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable Law.

Section 8.06Entire Agreement.  This Agreement, the Ancillary Documents and the Confidentiality Agreement, dated January 7, 2021, between Owner and 1315 Capital LLC (which shall continue in full force and effect) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.07Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.08No Third-party Beneficiaries.  Except as provided in Article VI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person

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or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT

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CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(C).

Section 8.11Specific Performance.  The parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.13Prevailing Party.  In the event that any party institutes any Action against the other party arising out of or relating to this Agreement and the transactions contemplated hereby, the prevailing party in such Action shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 8.14Guarantee.  Guarantor hereby irrevocably guarantees the timely payment performance of Buyer’s obligations under the provisions of this Agreement (including Buyer’s payment obligations under Section 2.02(b) (the “Closing Payment”) and Section 1.06(f) (if any, a “Buyer Adjustment Payment”)).  This is a guarantee of Buyer’s payment obligations, and not of collection.  Guarantor hereby waives, for the benefit of Owner and each Seller, (a) any right to require such Person as a condition of Guarantor’s performance of this guarantee to proceed against Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by applicable Law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer. Guarantor understands that Owner and Sellers are relying on this guarantee in entering into this Agreement. Notwithstanding anything to the contrary contained herein, this Section 8.14 and Guarantor’s obligations hereunder shall terminate upon payment of the Closing Payment and the Buyer Adjustment Payment (or the final determination that no Buyer Adjustment Payment is required as provided in Section 1.06).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MIRADRY, INC.

By:	/s/ Ronald Menezes
Name:	Ronald Menezes
Title:	Chief Executive Officer

MIRADRY HOLDINGS, INC.

By:	/s/ Ronald Menezes
Name:	Ronald Menezes
Title:	Chief Executive Officer

MIRADRY INTERNATIONAL, INC.

By:	/s/ Ronald Menezes
Name:	Ronald Menezes
Title:	Chief Executive Officer

SIENTRA, INC.

By:	/s/ Ronald Menezes
Name:	Ronald Menezes
Title:	Chief Executive Officer

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MIRADRY ACQUISITION COMPANY, INC.

By:	/s/ Matthew Reber
Name:	Matthew Reber
Title:	Vice President

1315 CAPITAL II, LP
(solely for purposes of Section 8.14)

By:	/s/ Matthew Reber
Name:	Matthew Reber
Title:	Partner

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